CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2025, relating to the financial statements and financial highlights of Absolute CEF Opportunities Fund (formerly Absolute Strategies Fund), Absolute Capital Opportunities Fund, Absolute Convertible Arbitrage Fund, and Absolute Flexible Fund, each a series of Unified Series Trust, which are included in Form N-CSR as of March 31, 2025, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 28, 2025